EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of BigString Corporation

We hereby consent to the incorporation by reference in Registration Statement No. 333-127923 on Form SB-2, as amended, of BigString Corporation of our report dated March 17, 2006 relating to the consolidated balance sheets of BigString Corporation and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004, and for the period October 8, 2003 (Date of Formation) through December 31, 2005, which report appears in the Annual Report on Form 10-KSB of BigString Corporation for the year ended December 31, 2005.


/s/ Wiener, Goodman & Company, P.C.

Wiener, Goodman & Company, P.C.
Certified Public Accountants

March 28, 2006